Exhibit 99.1

Amicus Therapeutics and Blackstone Enter

into $430 Million Strategic Financing Collaboration

Refinancing of Current $400M Debt at Lower Cost and Improved Amortization Schedule

Blackstone to also Purchase $30M of Amicus Common Stock

PRINCETON, NJ, October 2, 2023 – Amicus Therapeutics (Nasdaq: FOLD), a global, patient-dedicated biotechnology company focused on discovering, developing and delivering novel medicines for rare diseases, today announced that it has entered into a definitive agreement for a $430 million financing collaboration with funds managed by Blackstone (NYSE: BX). As part of the collaboration, Blackstone Life Sciences and Blackstone Credit have agreed to provide Amicus with a $400 million senior secured term loan facilitating a refinancing of existing debt and a $30 million strategic investment in Amicus’s common stock. The financing collaboration allows Amicus to grow revenues and move toward profitability while delivering on its mission for patients and its vision of being one of the leading biotechnology companies focused on rare diseases.

Bradley Campbell, President and Chief Executive Officer of Amicus Therapeutics, stated: “This new financing with Blackstone strengthens our balance sheet and financial profile by reducing the interest rate versus our current debt, pushing out the amortization schedule and extending the amortization period. This strategic investment demonstrates Blackstone's commitment to Amicus’ future and belief in the strong growth potential of Galafold and Pombiliti™ + Opfolda™ as we continue on our mission to develop medicines for people living with rare diseases.”

Key features of this transaction include:

•	$400M senior secured term loan facility; interest rate at adjusted Term SOFR plus 6.25%, subject to a 2.50% floor on Term SOFR

•	$30M investment in Amicus common stock

•	Requires interest-only payments until late 2026 and matures in October 2029

•	The full amount of the loan and equity purchase will be available and fully drawn at the initial funding

•	The proceeds will be used to refinance Amicus’s existing debt and fund ongoing operations

Commenting on the arrangement, Craig Shepherd, Senior Managing Director with Blackstone Life Sciences and Brad Colman, Senior Managing Director with Blackstone Credit said: "Blackstone aims to provide customized financing solutions for the world’s leading biotech and pharma companies across therapeutic areas to support mission critical scientific innovation. We are excited to collaborate with Amicus and provide capital to advance their mission of bringing important new medicines to people living with rare diseases around the world."

Simon Harford, Amicus Chief Financial Officer, added: “Securing this financing with Blackstone as we launch Pombiliti™ + Opfolda™ around the world, allows us to better align our borrowing with anticipated cash flows while at the same time enhancing our ability to maximize access to our therapies for people living with rare diseases.”

Subject to completion of customary conditions, the loan is expected to be funded and the equity investment is expected to close on October 5, 2023.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq: FOLD) is a global, patient-dedicated biotechnology company focused on discovering, developing and delivering novel high-quality medicines for people living with rare metabolic diseases. With extraordinary patient focus, Amicus Therapeutics is committed to advancing and expanding a robust pipeline of cutting-edge, first- or best-in-class medicines for rare metabolic diseases. For more information please visit the company’s website at www.amicusrx.com, and follow us on Twitter and LinkedIn.

About Blackstone Life Sciences

Blackstone Life Sciences is an industry-leading private investment platform with capabilities to invest across the life cycle of companies and products within the key life science sectors. By combining scale investments and hands-on operational leadership, Blackstone Life Sciences helps bring to market promising new medicines and medical technologies that improve patients’ lives and currently has more than $8 billion in assets under management.

About Blackstone Credit

Blackstone Credit is one of the world’s largest credit-focused asset managers. Blackstone’s Credit and Insurance segment has $295 billion in AUM. Blackstone Credit seeks to generate attractive risk-adjusted returns for our clients by investing across the entire corporate credit market, from public debt to private loans. Our capital supports a wide range of companies across sectors and geographies, enabling businesses to expand, invest, and navigate changing market environments.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the funding of the transactions by funds managed by Blackstone described in this press release. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” "confidence," "encouraged," “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. The forward-looking statements included in this press release are based on management's current expectations and belief's which are subject to a number of risks, uncertainties and factors. In addition, all forward looking statements are subject to the other risks and uncertainties detailed in our Annual Report on Form 10-K for the year ended December 31, 2022. As a consequence, actual results may differ materially from those set forth in this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise this press release to reflect events or circumstances after the date hereof.

CONTACTS:

Investors:

Amicus Therapeutics

Andrew Faughnan

Vice President, Investor Relations

afaughnan@amicusrx.com

(609) 662-3809

Media:

Amicus Therapeutics

Diana Moore

Head of Global Corporate Communications

dmoore@amicusrx.com

(609) 662-5079

Blackstone

Paula Chirhart

Global Public Affairs

paula.chirhart@blackstone.com

(347) 463-5453

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